Exhibit 5.5

November 17, 2016

Endurance International Group Holdings, Inc.

10 Corporate Drive, Suite 300

Burlington, Massachusetts 01803

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Georgia counsel for A Small Orange, LLC, a Georgia limited liability company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with market making activities by an affiliate of EIG Investors Corp., a Delaware corporation (the “Issuer”) in respect of up to $350,000,000 aggregate principal amount of its new 10.875% Senior Notes due 2024 (the “Exchange Notes”). The Exchange Notes will be fully and unconditionally guaranteed by (i) Endurance International Group Holdings, Inc., a Delaware corporation (“Holdings”), CardStar, Inc., a Delaware corporation (“CardStar”), Constant Contact, Inc., a Delaware corporation (“Constant Contact”), Domain Name Holding Company, Inc., a Delaware corporation (“Domain Name Holding”), Endurance International Group—West, Inc., a Delaware corporation (“EIG West”), The Endurance International Group, Inc., a Delaware corporation (“EIG”), and SinglePlatform, LLC, a Delaware limited liability company (“SinglePlatform” and together with Holdings, CardStar, Constant Contact, Domain Name Holding, EIG West and EIG, the “Delaware Guarantors”), (ii) CardStar Publishing, LLC, a District of Columbia limited liability company (the “D.C. Guarantor”), (iii) HostGator.com LLC, a Florida limited liability company (the “Florida Guarantor”), (iv) the Company, and (v) Bluehost Inc., a Utah corporation (“Bluehost”), and FastDomain, Inc., a Utah corporation (“FastDomain” and together with Bluehost, the “Utah Guarantors,” and together with the Delaware Guarantors, the D.C. Guarantor, the Florida Guarantor and the Company, each a “Guarantor,” and, collectively, the “Guarantors”). The Guarantors and the Issuer are herein referred to as the “Registrants.” The Exchange Notes will be issued under an indenture dated as of February 9, 2016 (the “Initial Indenture”) among Holdings, the Issuer, Domain Name Holding, EIG West, EIG, the Florida Guarantor, the Company, the Utah Guarantors and Wilmington Trust, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of February 9, 2016 (the “Supplemental Indenture” and together with the Initial Indenture, the “Indenture”) among Constant Contact, CardStar, SinglePlatform, the D.C. Guarantor and the Trustee. The Indenture includes the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

Endurance International Group Holdings, Inc.

November 17, 2016

In that connection, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following documents:

(i)	a certificate of organization for the Company as certified by the Secretary of State of the State of Georgia on January 4, 2016 and the Second Amended and Restated Limited Liability Company Operating Agreement for the Company dated July 23, 2012 (collectively, the “Constituent Documents”);

(ii)	a Consent to be Adopted by the Sole Member of A Small Orange, LLC, adopted by The Endurance International Group, Inc., a Delaware corporation (the “Member”), as the sole member of the Company, by written consent dated February 7, 2016 (the “Resolutions”);

(iii)	a certificate of the Secretary of the Company, dated August 12, 2016 (the “Secretary’s Certificate”);

(iv)	a certificate of an officer of the Company as to certain factual matters relevant to our opinions contained herein;

(v)	a Certificate of Existence for the Company, issued by the Secretary of State of the State of Georgia dated November 10, 2016; and

(vi)	an executed copy of the Indenture.

The documents listed as items (i) through (vi) above are collectively referred to as the “Transaction Documents”.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal competency of natural persons, the conformity to original documents of all documents submitted to us as certified, conformed or photographic copies, and the authenticity of the originals of such latter documents. We have further assumed that the Indenture has not been amended, supplemented or otherwise modified.

We have also assumed, for the purposes of the opinions herein expressed, that each of the Transaction Documents would be enforced as written and would be interpreted as though Georgia law were applicable thereto, regardless of the choice of law provision contained in such Transaction Documents.

We have represented the Company as special Georgia counsel solely in connection with this opinion letter and in connection with prior opinion letters relating to the Indenture. We have not otherwise represented the Company in connection with the Indenture or in connection with any other matter in which it seeks legal advice or representation, and we are not privy to any of

Endurance International Group Holdings, Inc.

November 17, 2016

the details pertaining to the operations and business affairs of the Company. Accordingly, as to the factual matters forming the basis of our opinions, such opinions are based solely upon our review of (1) the Transaction Documents, and (2) the representations and warranties of the Company contained in the Indenture, which we have assumed to be true and correct. We have not undertaken any independent review or investigation at this time to determine the existence or absence of such facts, and no inference as to our knowledge of such facts should be drawn from the fact of our representation as counsel to the Company.

Based upon the foregoing and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Company (a) is a limited liability company validly existing under the laws of the State of Georgia; and (b) had, at the appropriate time, and has all requisite limited liability company power to execute, deliver and perform its obligations under the Indenture, including the Guarantees.

2. The execution, delivery and performance by the Company of its obligations under the Indenture, including the Guarantees, were duly authorized by all necessary limited liability company action on the part of the Company.

In addition to the other limitations, assumptions and qualifications contained herein, the opinions set forth herein are subject to:

(a) the effect of, and we express no opinion with respect to, any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer (including without limitation, the Georgia Uniform Fraudulent Transfer Act), moratorium or similar laws affecting creditors’ rights generally and to possible judicial action giving effect to governmental actions affecting creditors’ rights;

(b) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law);

(c) the limitation that we express no opinion as to (1) the enforceability of the Transaction Documents; (2) the creation, attachment, validity, perfection or priority of any Lien in any collateral described in any Transaction Document; (3) title to any property; (4) the applicability or effect on the Transaction Documents of laws of any county, town, municipality or other political subdivision of the State of Georgia; (5) the applicability or effect of any securities laws; (6) the applicability or effect of any tax laws; and (7) the applicability or effect of laws relating to interest and usury, or any provision of the Transaction Documents that purports to charge interest on interest; and

Endurance International Group Holdings, Inc.

November 17, 2016

(d) the limitation that we express no opinion as to any documents not included in the Transaction Documents but incorporated by reference into any Transaction Document, or to any schedule or exhibit to any Transaction Document that has not been provided to us.

The opinions hereinabove expressed are limited to the laws of the State of Georgia, to the extent applicable thereto.

The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but they are not guarantees or warranties and should not be construed as such. This opinion speaks as of the date hereof, and by rendering our opinion, we do not undertake to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion has been rendered to you solely for your benefit in your capacity as such in connection with the Registration Statement. This opinion letter is not to be relied on by or furnished to any other Person or used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent in each instance, except that we hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement and to the reference to this firm in the Registration Statement and the related prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Troutman Sanders LLP

Troutman Sanders LLP